Exhibit 99.1

Tidelands Royalty Trust “B”

TIDELANDS ROYALTY TRUST “B”

ANNOUNCES INTENTION TO CEASE SEC REPORTING

DALLAS, Texas, March 1, 2019 – Simmons Bank, as Trustee (“Trustee”) of the Tidelands Royalty Trust “B” (OTC PINK: TIRTZ) (“Tidelands”), today announced that Tidelands intends to voluntarily file a Form 15 with the Securities and Exchange Commission (the “SEC”) on or about March 8, 2019 to terminate the registration of its units under Section 12(g) of Securities Exchange Act of 1934, as amended (the “Exchange Act”), and suspend its reporting obligations under Section 13(a) of the Exchange Act. Upon filing the Form 15, Tidelands’ obligations to file certain reports with the SEC, including annual, quarterly and current reports on Form 10-K, Form 10-Q and Form 8-K, respectively, will be automatically and immediately suspended. Tidelands expects that the Form 15 will become effective 90 days after its filing date.

The termination of the registration of Tidelands’ units is part of Tidelands’ efforts to reduce costs and conserve cash. Deregistration is intended to reduce certain reporting, legal, audit and administrative costs and expenses. The Trustee determined that the costs and compliance obligations of maintaining the registration of Tidelands’ units outweigh the benefits to Tidelands and its unit holders at this time. Tidelands believes that, following the filling of the Form 15, its units will continue to be quoted on the OTC Pink Open Market, which has no financial standards or reporting requirements. However, Tidelands can give no assurance that the quotation of its units will continue in the future on the OTC Pink Open Market, on any securities exchange or in any other quotation medium. If no broker-dealers are willing or able to publicly quote Tidelands’ units because of a lack of investor interest or issuer information availability, Tidelands’ units may enter the “Grey Market” with no medium for quotation or trading. The filing of the Form 15 will not have any impact on the existence of Tidelands, which is currently expected to continue to operate in the ordinary course until its expiration on April 30, 2021.

Forward-Looking Statements. The statements discussed in this press release, and other statements that are not historical facts, are forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. This press release uses the words “anticipate,” “believe,” “continue,” “expect,” “intend,” “may,” or other similar words to identify forward-looking statements. You should read statements that contain these words carefully because they discuss future expectations concerning the filing of a Form 15 to effect deregistration, the termination of Tidelands’ SEC reporting obligations and the ongoing quotation of Tidelands’ units on the OTC Pink Open Market, and/or state other “forward-looking” information. Actual results may differ materially from those expressed in, or implied by, these forward-looking statements.

*            *              *

Contact:	Ron Hooper
Senior Vice President
Simmons Bank
Toll Free (855) 588-7839